UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2018

Portola Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35935	20-0216859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 E. Grand Avenue South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 246-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2018, Portola Pharmaceuticals, Inc. (the “Company”) announced the appointment of Scott Garland, as President and Chief Executive Officer, effective October 8, 2018. Mr. Garland will also serve as a member of the Company’s Board of Directors (the “Board”). Upon Mr. Garland’s commencement of service, Mardi Dier and Dr. John Curnutte will no longer serve as interim co-presidents and will resume their positions as Executive Vice President and Chief Financial Officer, and Executive Vice President, Research and Development, respectively.

Mr. Garland, age 50, joins the Company from Relypsa Inc., a biopharmaceutical company, where he served as President from April 2017 to September 2018, and was Senior Vice President and Chief Commercial Officer from October 2014 to April 2017. From October 2011 to October 2014, Mr. Garland served as Executive Vice President and Chief Commercial Officer of Exelixis, Inc., a biopharmaceutical company focused on developing and commercializing cancer treatments. From April 2002 to October 2011, Mr. Garland held positions at Genentech, Inc., most recently serving as Vice President of Genentech’s Avastin® franchise, where he led the U.S. sales and marketing efforts for the drug. Prior to that position, he served as Vice President, Hematology Marketing and Sales, overseeing the Rituxan® franchise and as a Director on the Tarceva® franchise. From July 1997 to April 2002, Mr. Garland held several positions within the sales and marketing division of Amgen, Inc. and from July 1991 to July 1995, he served as a professional sales representative at Merck & Co., Inc. Mr. Garland serves as a Director of Karyopharm Therapeutics, Inc., a public clinical-stage pharmaceutical company. Mr. Garland holds an M.B.A. from Duke University’s Fuqua School of Business and a B.A. from California Polytechnic University (San Luis Obispo).

In connection with his appointment, the Company and Mr. Garland entered into a written offer letter (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Garland will receive a base salary of $625,000 per year. Mr. Garland is eligible to participate in the Company’s annual cash incentive award program, with a target annual bonus equal to 70% of his base salary, subject to the discretion of the Board. Subject to Board approval, Mr. Garland will also receive an option grant to purchase 250,000 shares of the Company’s common stock. The exercise price of the options will be the closing price of the Company’s common stock on the date of grant. The option will be subject to a four year vesting schedule, with 25% of the shares vesting on the first anniversary of the commencement of Mr. Garland’s employment, with the balance vesting in equal monthly installments over the subsequent 36 months, subject to continued employment with the Company through the applicable vesting dates. Subject to Board approval, Mr. Garland will also be granted 125,000 Restricted Stock Units that will vest annually over three years, subject to continued employment with the Company. In addition, Mr. Garland will receive a one-time cash signing bonus of $200,000. Mr. Garland will be required to repay 100% of this bonus if his employment terminates during the first year of service and 50% if his employment terminates prior to the second year of service (except, in either case, for a “Covered Termination” under the Company’s Severance Benefits Agreement). Mr. Garland will also be eligible for benefits under the Company’s standard form of Severance Benefits Agreement and will be eligible to receive the Company’s complete package of benefits subject to the terms of the benefit plans and generally applicable Company policies.

The foregoing description of the Offer Letter is a summary only and is qualified in its entirety by reference to the Offer Letter, which is attached hereto as Exhibit 10.43 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Number	Description of Document

10.43	Offer Letter between Portola Pharmaceuticals, Inc. and Scott Garland, dated September 10, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portola Pharmaceuticals, Inc.

Dated: September 20, 2018	By:	/s/ Mike Ouimette
Mike Ouimette
Executive Director, Corporate Counsel and Assistant Corporate Secretary